March 14, 2006

TRUSTEE:	DEPOSITOR:
Wells Fargo Bank NA 9062 Old Annapolis Road Columbia, MD 21045 Attn: Ruth Borealo	Morgan Stanley Capital I Inc 1585 Broadway New York, NY 10036 Attn: Andrew Berman

RATING AGENCIES:
Dominion Bond Rating Service, Inc. 101 North Wacker Drive, Suite 100 Chicago, IL 60606-1714 Attn: Commercial Mortgage Surveillance Group	Fitch, Inc. One State Street Plaza New York, NY NY 10004 Attn: Mary MacNeil

Standard & Poor’s Ratings Service 55 Water Street, 41st Floor New York, NY 10041-0003 Attn: CMBS Surveillance Group	PAYING AGENT: Wells Fargo Bank, National Association 9062 Old Annapolis Road Columbia, MD 21045 Attn: Corporate Trust Services (CMBS) Morgan Stanley Capital I Inc., Series 2005-HQ6

MASTER SERVICERS:
Wells Fargo Bank, National Association 45 Fremont Street, 2nd Floor San Francisco, CA 94105	Prudential Asset Resources Inc 2200 Ross Avenue, Suite 4900E Dallas, TX 75201

RE: MSCI 05-HQ6, Officer’s Certificate and Annual Independent Accountants’ Report

Dear Representatives:

In accordance with the requirements detailed in §9.18 of the Pooling and Servicing Agreement for the above-mentioned CMBS pool, CWCapital Asset Management LLC (“CWCAM”), in its capacity as Special Servicer, is providing this Officer’s Certificate with respect to the following:

(i)	Under our supervision, CWCAM has reviewed its activities for 2005 and its performance under the Pooling and Servicing Agreement; and
(ii)
To the best of our knowledge, based on this review, CWCAM has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects throughout its term as Special Servicer which is for the period of 8/11/05 through 12/31/05.

Additionally, as required by §9.19 of the Pooling and Servicing Agreement, CWCAM is providing the attached Annual Accountants’ Report.

Should you have any questions, please do not hesitate to contact Kathleen Olin. She can be reached at 888/880-8958 or via email at kolin@cwcapital.com.

Sincerely,
CWCapital Corporation

/s/ Kathleen C. Olin	/s/ David B. Iannarone
Kathleen C. Olin	David B. Iannarone
Vice President - Special Servicing	Managing Director

cc:    Greg Askey, Principal
     Matthews, Carter and Boyce, P.C.
     11320 Random Hills Road, Suite 600
     Fairfax, VA 22030-7427